EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amended Registration Statement on Form S-3 of our reports dated March 23, 2010 relating to our audits of the consolidated financial statements and financial statement schedules and internal control over financial reporting, which appear in DXP Enterprises, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Hein & Associates LLP

Houston, Texas
July 21, 2010